                                                                EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of General Mills, Inc. of our report dated November 22, 1996 relating to the financial statements of the Branded Business of Ralston Foods, Inc. which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Financial Information."




/s/ Price Waterhouse LLP

Price Waterhouse LLP
St. Louis, Missouri
December 27, 1996